UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 10, 2017

(Date of earliest event reported)

Glu Mobile Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33368	91-2143667
(Commission File Number)	(IRS Employer Identification No.)

500 Howard Street, Suite 300 San Francisco, California	94105
(Address of Principal Executive Offices)	(Zip Code)

(415) 800-6100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

As part of its efforts to align its operations with evolving business needs, on January 10, 2017, Glu Mobile Inc. (“Glu”) committed to a restructuring plan consisting of the following:

•

the elimination of approximately 107 positions, approximately 95 of which are from Glu’s Bellevue, Washington and Long Beach, California studios, and approximately 12 of which are from its San Francisco headquarters;

•	the discontinuation of all operations at Glu’s Bellevue, Washington studio; and
•

the potential elimination of approximately an additional 33 positions (for a potential reduction in force of up to approximately 140 positions) and discontinuation of all remaining operations at Glu’s Long Beach, California studio, contingent on the results of the planned beta release of Glu’s Car Town Racing title in late Q1-2017 (the “Contingent Portion”).

This restructuring plan is consistent with the actions Glu took during 2016 to streamline its operations, including the closing of game development studios in Beijing, China and San Mateo, California, as well as a separate studio in Bellevue, Washington.  However, Glu intends to add headcount in its existing San Francisco Bay Area and Hyderabad, India locations to support its successful evergreen titles and develop additional titles.   As a result, Glu expects that its overall headcount and research and development expenses will be at approximately the same level at the end of 2017 as it was before implementation of this restructuring plan.

As part of this restructuring plan, Glu will immediately begin transitioning game development and live operations for its Racing Rivals title from Glu’s Long Beach, California studio to Carbonated Inc. (“Carbonated”). Carbonated is a mobile game studio that is managed by game industry veteran Travis Boatman and includes members of the team that created the mobile version of Madden Football for Electronic Arts.  Glu has agreed to provide Carbonated with development funding and a percentage of the profits generated by the Racing Rivals title to the extent that Carbonated is able to increase the net revenues from this title.  The development funding is fully recoupable by Glu, along with user acquisition, hosting and certain other game-related costs, before Glu is obligated to make any profit sharing payments to Carbonated.  As a result of the structure of this relationship, Glu will be required to consolidate Carbonated’s financial results into Glu’s financial statements beginning in the first quarter of 2017.

Glu expects to incur pre-tax charges of approximately $3.2 million to $3.5 million related to the restructuring plan if the Contingent Portion of the plan is not triggered, and approximately $4.9 million to $5.4 million if the Contingent Portion of the plan is triggered.  If the Contingent Portion of the plan is not triggered, Glu estimates that approximately $2.0 million of such charges will be related to employee severance and benefits and approximately $1.2 to $1.5 million will be related to lease, contract termination and other costs.  If the Contingent Portion of the plan is triggered, Glu estimates that approximately $2.6 million of such charges will be related to employee severance and benefits and approximately $2.3 to $2.8 million will be related to lease, contract termination and other costs.  If the Contingent Portion of the plan is not triggered, Glu expects to recognize substantially all of the restructuring-related costs during the first quarter of 2017.  If the Contingent Portion of the plan is triggered, Glu expects to recognize the restructuring-related costs attributable to the Contingent Portion in the second quarter of 2017.  Glu expects substantially all of the severance and benefit charges, and a majority of the lease, contract termination and other costs, to entail cash expenditures.  The actions associated with the restructuring plan are expected to be substantially completed by the end of the second quarter of 2017 and fully completed by the end of the fourth quarter of 2017.

Item 2.05 of this Report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are identified by words such as “plans,” “expects,” “estimates” or “estimated, and other similar words, expressions, and formulations.  These forward-looking statements are based upon current expectations and involve risks and uncertainties that could cause the actual amounts to differ materially from those described in this report.  Factors that could contribute to such differences include: Glu’s ability to implement the restructuring in various jurisdictions; whether the Contingent Portion of the restructuring plan is triggered, possible changes in the size and components of the expected costs and charges associated with the restructuring; risks associated with Glu’s ability to achieve the benefits of the restructuring; possible expansion of the restructuring plan; expectations and results of current and future titles; and the risks detailed in Glu’s periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, Glu undertakes no obligation to update these statements for revisions or changes after the filing of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glu Mobile Inc.

Date: January 10, 2017	By:	/s/ Scott J. Leichtner
	Name:	Scott J. Leichtner
	Title:	Vice President and General Counsel